Exhibit 99.1

Kaiser Aluminum Corporation Reports

First Quarter 2024 Financial Results

First Quarter 2024 Highlights:

o
Net Sales $738 Million; Conversion Revenue $367 Million
o
Net Income $25 Million; Net Income per Diluted Share $1.51
o
Adjusted Net Income $17 Million; Adjusted Net Income per Diluted Share $1.02
o
Adjusted EBITDA $62 Million; Adjusted EBITDA Margin 17.0%
o
Improved Cost Controls and Operating Efficiencies Across the Platform
o
Maintaining Full Year 2024 Outlook

FRANKLIN, Tenn., April 24, 2024 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications, today announced first quarter 2024 results.

Management Commentary

“The year is off to a good start with our first quarter results surpassing our internal expectations on more normalized business conditions with improved operating efficiencies across all platforms,” said Keith A. Harvey, President and Chief Executive Officer. "Both the general engineering and automotive end markets are off to a faster start than expected at the beginning of the year while aerospace/high strength, which was strong year-over-year, was softer than our original expectations. As a result, we are maintaining our 2024 outlook. The investments we have made and are continuing to make in the business position Kaiser well to benefit from the next stage of our growth strategy in 2025. We remain committed to controlling costs, including the successful execution of our revised metal sourcing strategy, and improving overall operating efficiencies to drive profitable growth."

First Quarter 2024 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly
	1Q24	4Q23	3Q23	2Q23	1Q23
Shipments (millions of lbs.)	291	284	299	314	299

Net sales	$738	$722	$744	$814	$808
Less: Hedged cost of alloyed metal[1]	(371)	(361)	(387)	(436)	(438)
Conversion revenue	$367	$361	$357	$379	$369

Realized price per pound ($/lb.)
Net sales	$2.53	$2.54	$2.48	$2.59	$2.70
Less: Hedged cost of alloyed metal	(1.27)	(1.27)	(1.29)	(1.38)	(1.47)
Conversion revenue	$1.26	$1.27	$1.19	$1.21	$1.23

As reported
Operating income	$33	$22	$19	$36	$19
Net income	$25	$8	$5	$18	$16
Net income per share, diluted[2]	$1.51	$0.47	$0.34	$1.14	$0.99

Adjusted[3]
Operating income	$34	$23	$20	$37	$20
EBITDA[4]	$62	$52	$48	$64	$47
EBITDA margin[5]	17.0%	14.3%	13.3%	16.8%	12.7%
Net income	$17	$10	$7	$20	$7
EPS, diluted[2]	$1.02	$0.60	$0.46	$1.26	$0.42

1.
Hedged cost of alloyed metal for 1Q24, 4Q23, 3Q23, 2Q23, and 1Q23 was comprised of $367.1 million, $356.5 million, $380.0 million, $428.8million, and $436.7 million, respectively, reflecting the cost of aluminum at the average Midwest Transaction Price and the cost of alloys used in the production process, as well as metal price exposure on shipments that the Company hedged with realized losses upon settlement of $3.5 million, $4.0 million, $6.5 million, $6.8 million, and $1.6 million, in 1Q24, 4Q23, 3Q23, 2Q23, and 1Q23, respectively, all of which were included within both Net sales and Cost of products sold, excluding depreciation and amortization in the Company’s Statements of Consolidated Income.
2.
Diluted shares for EPS are calculated using the two-class method for the quarters ended March 31, 2024 and December 31, 2023 and the treasury stock method for all other quarters presented.
3.
Adjusted numbers exclude non-run-rate items. For all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures.
4.
Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
5.
Adjusted EBITDA margin = Adjusted EBITDA as a percent of Conversion Revenue.

 Please refer to GAAP financial statements.

Totals may not sum due to rounding.

First Quarter 2024 Financial Highlights

Net sales for the first quarter 2024 decreased modestly to $738 million compared to $808 million in the prior year period, reflecting a decrease in average selling price due to a 14% decrease in the hedged cost of alloyed metal, in addition to a 3% reduction in shipments, partially offset by a 2% increase in conversion revenue per pound.

Conversion revenue for the first quarter 2024 was $367 million, reflecting a 1% decrease compared to the prior year period.

•
Net sales for the Company's aerospace/high strength applications were $221 million, and conversion revenue was $137 million, reflecting a 12% increase primarily resulting from a 8% increase in shipments over the prior year quarter. The improvement reflects higher pricing, along with growth in shipments, driven by demand for our diversified applications.

•
Net sales for packaging applications were $298 million, and conversion revenue was $118 million, reflecting an 11% decrease over the prior year quarter mainly due to a 7% reduction in shipments of primarily higher priced coated food products driven by anticipated destocking during the first quarter.
•
Net sales for general engineering applications were $153 million, and conversion revenue was $80 million, reflecting a modest year-over-year increase on a 2% increase in shipments, which was partially offset by a lower value product mix.
•
Net sales for automotive extrusions were $64 million, and conversion revenue was $31 million, relatively flat compared to the prior year period reflecting a 4% decrease in shipments, which was partly offset by improved pricing.

Reported net income for the first quarter 2024 was $25 million, or $1.51 income per diluted share, compared to net income and income per diluted share of $16 million and $0.99, respectively, in the prior year period. Excluding the impact of pre-tax, non-run-rate income of $10 million, adjusted net income was $17 million for the first quarter 2024, compared to adjusted net income of $7 million in the prior year period. Adjusted net income per diluted share was $1.02 for the first quarter 2024, compared to adjusted net income per diluted share of $0.42 for the first quarter 2023.

Adjusted EBITDA of $62 million in the first quarter 2024 increased $16 million compared to the prior year period and increased $11 million compared to the fourth quarter 2023. Adjusted EBITDA as a percentage of conversion revenue was 17.0% in the first quarter 2024 compared to 12.7% in the prior year period and 14.3% in the fourth quarter 2023.

Cash Flow and Liquidity

Adjusted EBITDA of $62 million reported in the first quarter 2024 and cash on hand funded $5 million of working capital, $30 million of capital investments, $10 million of interest payments and $13 million of cash returned to stockholders through quarterly dividends.

As of March 31, 2024, the Company had cash and cash equivalents of $102 million and borrowing availability under the Company's revolving credit facility of $517 million, providing total liquidity of $619 million. There were no outstanding borrowings under the revolving credit facility as of March 31, 2024.

On April 15, 2024, the Company announced the declaration of a quarterly cash dividend of $0.77 per share which will be paid on May 15, 2024 to stockholders of record as of the close of business on April 25, 2024.

2024 Outlook

Kaiser remains well positioned in the current demand environment as a key supplier in diverse end markets with multi-year contracts with strategic partners. The Company expects demand will improve across the majority of its end markets throughout 2024. In aerospace/high strength applications, a more cautious outlook is warranted on expected build rates for domestic large commercial jet production in the near-term resulting in anticipated flat conversion revenue in 2024 following a strong 2023. The long-term demand outlook for these platforms remains unchanged. The Company believes demand for other aerospace/high strength applications remains strong. Now that destocking is complete, the Company expects the rest of its end markets to perform consistent with the prior outlook.

As a result, the Company continues to expect conversion revenue for the full year 2024 to improve 2% - 3% and adjusted EBITDA margins to improve 70 - 170 basis points over 2023 as it implements cost reduction measures in operations, increases manufacturing efficiencies and pursues its strategic growth initiatives.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, April 25, 2024, at 10:00 am (Eastern Time); 9:00 am (Central Time); 7:00 am (Pacific Time), to discuss its first quarter 2024 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (877) 423-9813 and accessed internationally at (201) 689-8573. The conference call ID number is 13745245. A link to the simultaneous webcast can be accessed on the Company’s website at https://investors.kaiseraluminum.com. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are conversion revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies, cost reduction initiatives, sourcing strategies, process and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) general economic and business conditions, including the impact of geopolitical factors and governmental and other actions taken in response, cyclicality, reshoring, labor challenges, supply interruptions, customer disruptions, and other conditions that impact demand drivers in the Aero/HS Products, Packaging, GE Products, Automotive Extrusions and other end markets we serve; (c) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (d) changes or shifts in defense spending due to competing national priorities; (e) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to inflation, volatile commodity costs and changing economic conditions; (f) developments in technology; (g) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (h) new or modified statutory or regulatory requirements; (i) the successful integration of the acquired operations and technologies; (j) stakeholders’, including regulators’, views regarding the Company's sustainability goals and initiatives and the impact of factors outside of the Company's control on such goals and initiatives; and (k) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission including the Company's Form 10-K for the year ended December 31, 2023. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Investor Relations and Public Relations Contact:
Addo Investor Relations
Investors@KaiserAluminum.com
(949) 614-1769

Kaiser Aluminum Corporation and Subsidiary Companies

Statements of Consolidated Income (Unaudited)1

(In millions of dollars, except share and per share amounts)

	Quarter Ended March 31,
	2024	2023
Net sales	$737.5	$807.6
Costs and expenses:
Cost of products sold, excluding depreciation and amortization	642.9	731.1
Depreciation and amortization	28.8	26.3
Selling, general, administrative, research and development	32.6	29.7
Restructuring costs	0.1	1.4
Other operating charges, net	0.4	—
Total costs and expenses	704.8	788.5
Operating income	32.7	19.1
Other (expense) income:
Interest expense	(11.5)	(11.9)
Other income, net	10.9	13.6
Income before income taxes	32.1	20.8
Income tax provision	(7.5)	(4.9)
Net income	$24.6	$15.9
Net income per common share:
Basic	$1.53	$1.00
Diluted[2]	$1.51	$0.99
Weighted-average number of common shares outstanding (in thousands):
Basic	16,027	15,940
Diluted[2]	16,230	16,096

1.
Please refer to the Company's Form 10-Q for the quarter ended March 31, 2024 for detail regarding the items in the table.
2.
Diluted shares for EPS are calculated using the two-class method for the quarter ended March 31, 2024 and the treasury stock method for the quarter ended March 31, 2023.

Kaiser Aluminum Corporation and Subsidiary Companies

Consolidated Balance Sheets (Unaudited)1

(In millions of dollars, except share and per share amounts)

	As of March 31, 2024	As of December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$101.6	$82.4
Receivables:
Trade receivables, net	341.4	325.2
Other	11.2	12.4
Contract assets	63.0	58.5
Inventories	471.3	477.2
Prepaid expenses and other current assets	34.6	34.5
Total current assets	1,023.1	990.2
Property, plant and equipment, net	1,055.0	1,052.1
Operating lease assets	30.5	32.6
Deferred tax assets, net	5.4	6.0
Intangible assets, net	48.9	50.0
Goodwill	18.8	18.8
Other assets	118.1	117.7
Total assets	$2,299.8	$2,267.4
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$273.8	$252.7
Accrued salaries, wages and related expenses	45.5	53.0
Other accrued liabilities	65.4	64.3
Total current liabilities	384.7	370.0
Long-term portion of operating lease liabilities	27.4	29.2
Pension and other postretirement benefits	75.6	76.8
Net liabilities of Salaried VEBA	3.8	3.8
Deferred tax liabilities	19.5	13.9
Long-term liabilities	83.6	81.7
Long-term debt, net	1,040.3	1,039.8
Total liabilities	1,634.9	1,615.2
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both March 31, 2024 and December 31, 2023; no shares were issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both March 31, 2024 and December 31, 2023; 22,891,318 shares issued and 16,056,032 shares outstanding at March 31, 2024; 22,851,077 shares issued and 16,015,791 shares outstanding at December 31, 2023	0.2	0.2
Additional paid in capital	1,107.5	1,104.7
Retained earnings	22.1	10.1
Treasury stock, at cost, 6,835,286 shares at both March 31, 2024 and December 31, 2023	(475.9)	(475.9)
Accumulated other comprehensive income	11.0	13.1
Total stockholders' equity	664.9	652.2
Total liabilities and stockholders' equity	$2,299.8	$2,267.4

1.
Please refer to the Company's Form 10-Q for the year ended March 31, 2024 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except per share amounts)

	Quarterly
	1Q24	4Q23	3Q23	2Q23	1Q23
GAAP net income	$24.6	$7.6	$5.4	$18.3	$15.9
Interest expense	11.5	11.5	11.4	12.1	11.9
Other (income) expense, net	(10.9)	1.5	2.2	2.5	(13.6)
Income tax provision	7.5	1.1	0.1	3.0	4.9
GAAP operating income	32.7	21.7	19.1	35.9	19.1
Mark-to-market loss (gain)[1]	—	0.2	(0.3)	0.2	(0.1)
Restructuring costs	0.1	0.8	1.6	1.2	1.4
Non-cash asset impairment charge	0.4	—	—	—	—
Other operating NRR loss[2,3]	0.4	0.2	—	—	—
Operating income, excluding operating NRR items	33.6	22.9	20.4	37.3	20.4
Depreciation and amortization	28.8	28.7	27.2	26.4	26.3
Adjusted EBITDA[4]	$62.4	$51.6	$47.6	$63.7	$46.7

GAAP net income	$24.6	$7.6	$5.4	$18.3	$15.9
Operating NRR items	0.9	1.2	1.3	1.4	1.3
Non-operating NRR items[5]	(11.2)	1.4	1.4	1.4	(13.1)
Tax impact of above NRR items	2.3	(0.4)	(0.7)	(0.8)	2.7
Adjusted net income	$16.6	$9.8	$7.4	$20.3	$6.8

Net income per share, diluted[6]	$1.51	$0.47	$0.34	$1.14	$0.99
Adjusted earnings per diluted share[6]	$1.02	$0.60	$0.46	$1.26	$0.42

1.
Mark-to-market loss (gain) on derivative instruments includes the loss (gain) on non-designated commodity hedges. Adjusted EBITDA reflects the loss (gain) realized upon settlement.
2.
NRR is an abbreviation for non-run-rate; NRR items are pre-tax.
3.
Other operating NRR items primarily represent the impact of adjustments to environmental expenses.
4.
Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
5.
Non-operating NRR items represent the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost, gains recorded from the sale of land, and gains recorded from business interruption insurance recoveries.
6.
Diluted shares for EPS are calculated using the two-class method for the quarters ended March 31, 2024 and December 31, 2023 and the treasury stock method for all other quarters presented.